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                                                                     EXHIBIT 2.2

                                February 2, 1999

Midwest Bancshares, Inc.
3225 Division Street
Burlington, IA 52601

Ladies and Gentlemen:

    This letter is intended to supplement the Agreement and Plan of Merger by and between Mahaska Investment Company ("Mahaska") and Midwest Bancshares, Inc. ("Company") dated of even date herewith (the "Merger Agreement") and sets out the agreements of the parties relating to various issues not fully addressed in the Merger Agreement. The provisions of this letter agreement are hereby incorporated into and made part of Section 4.18(c) of the Merger Agreement as if set forth therein. Capitalized terms used in this letter agreement, not otherwise defined in this letter agreement, shall have the meanings ascribed to them in the Merger Agreement. The provisions of this letter agreement shall survive consummation of the transactions under the Merger Agreement.

    (1) Directors of Bank. The directors of the Bank immediately prior to the Effective Time together with two members of Mahaska's then current board of directors, who shall be selected by the Directors of Mahaska, shall be the directors of the Bank at and after the Effective Time. Each such director of the Bank will be eligible during his or her term of service as a director of the Bank to participate in all director compensation plans, including any non-qualified stock option awards, on the same basis as nonemployee directors of Mahaska or a Mahaska Subsidiary generally. Mahaska further agrees that such directors shall be given full credit for their past service with the Bank in determining participation in, eligibility for and vesting in benefits under the director compensation plans. Mahaska shall use its best efforts to cause each such director of the Bank (other than a current member of the Mahaska Board of Directors) to be re-elected for successive terms so that each such director will serve for a minimum of three years after the Effective Time.

    (2) Compensation and Benefits for Current Company CEO and CFO. To maximize the value to be received by Mahaska in the Merger, Mahaska believes it is essential to retain the services of the current Company CEO and CFO on a long-term basis in order to integrate operations, to assure customer retention and customer development, facilitate long-term strategic planning in Burlington, Iowa and surrounding market area, and to otherwise enhance the acquired franchise. Accordingly, Mahaska and each of the current Company CEO and CFO shall on the date hereof enter into employment agreements in the form of Exhibit D-1 (for the CEO) and Exhibit D-2 (for the CFO) to the Merger Agreement (the "New Employment Agreements"). The New Employment Agreements shall become effective at the Effective Time. The Bank shall pay to each of the current Company CEO and CFO a lump sum cash payment immediately prior to the Effective Time in the amount of $120,000 and $90,000, respectively, in exchange for such executives entering into the New Employment Agreements and thereby relinquishing their economic rights and benefits under their existing employment agreements with the Bank.

    (3) Salary Continuation Plans. At the Effective Time, or as soon as thereafter as practicable, Mahaska agrees to establish Salary Continuation Plans for the current Company CEO and CFO. Such plans will be consistent with and substantially similar to those currently provided or to be provided to certain of Mahaska's senior officers. Such plans will provide for full credit for past service with the Company and the Bank for purposes of participation, eligibility, vesting and accrual of benefits under the plans, including but not limited to upon death of the executive the benefits payable shall be paid to the executive's designated beneficiary. In no event will the annual benefit commencing at age 55 be no less than $20,000 or at age 65 no less than $50,000 for a period of 10 years for the current CEO, and the annual benefit commencing at age 65 be no less than $40,000 for a period of 10 years for the current CFO.

    (4) Group Health Plan. At or after the Effective Time, the Company Employees shall be integrated into the group health plans and cafeteria plan of Mahaska and the Mahaska Subsidiaries in a manner whereby no Company Employee shall be subject to any gap in coverage or a pre-existing condition exclusion for which coverage is available to him or her under the group health plan of the Company or the Bank immediately prior to the Effective Time. Consistent herewith, Mahaska shall continue the group health plan of the Company or the Bank after the Effective Time for those Company Employees who would be subject to any gap in coverage or pre-existing condition exclusion as described above until such time as they are not subject to such conditions under the group health plan to be provided to them by Mahaska or a Mahaska Subsidiary.



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    (5) Qualified  Plans. (a) Company ESOP. The Company ESOP will be merged into the Mahaska ESOP at or as soon as practicable after the Effective Time. Pending the merger of such plans, the Company ESOP shall be maintained, operated and administered for the exclusive benefit of those participants in the Company ESOP as of the Effective Time and those former participants or their beneficiaries who have undistributed account balances in the Company ESOP as of the Effective Time, in all cases in compliance with ERISA, the Code and all other applicable laws and regulations. No amendment or change will be made by Mahaska to the Company ESOP which would adversely affect the rights of participants and/or their beneficiaries and after the merger of the plans the vesting schedule currently contained in the Company ESOP shall continue to apply to the unvested account balances of each participant as of the Effective Time.

    (b) Bank Defined Benefit Pension Plan. This plan shall at the election of the Company either be (a) frozen as to participation as of the Effective Time and terminated at or as soon as practicable after the Effective Time; or (b) continued for a period consisting of the tax year in which the Merger is consummated and one tax year thereafter for the exclusive benefit of Company Employees and persons having rights under the plan immediately prior to the Effective Time, in which case the plan shall be frozen as to participation at the expiration of the second tax period stated herein and terminated on such date or as soon thereafter as is practicable. The Company shall exercise its election by written notice to Mahaska prior to the Effective Time. Prior to any termination of the plan, either the Bank or Mahaska, whichever is applicable, shall cause the plan to be amended to allocate excess assets on a plan termination basis to those participants in the plan on the date it is frozen; and in the case where the plan is frozen after the Effective Time, excess assets shall also be allocated to those persons who were participants in the plan immediately prior to the Effective Time who are no longer participants in the plan as of its freeze date, to the extent permitted by the plan and applicable laws and regulations, including but not limited to, ERISA and the Code. As soon as practicable after the receipt of a determination letter for termination from the Internal Revenue Service relating to the termination of the plan, benefits will be distributed in accordance with the plan and, to the extent permitted by law, participants or beneficiaries will be offered the right to roll over their benefits to another qualified plan of Mahaska or to an eligible individual retirement account.

    (6) Other Benefit Plans. Ninety days after the Effective Time, all Company Employees will become participants in Mahaska's short-term and long-term disability plan, group term life insurance plan, and 401(k) plan on a uniform and nondiscriminatory basis. Company Employees will be given full credit for prior years of service with the Company and the Company Subsidiaries in determining participation in, eligibility for and vesting in benefits, to the extent applicable, in such Mahaska plans.

    Please indicate your agreement with the foregoing by signing one copy of this letter in the space set forth below.

                                   MAHASKA INVESTMENT COMPANY

                                   By /s/ Charles S. Howard
                                      -----------------------------------------
                                      Its President and Chief Executive Officer

           Acknowledged and agreed to this 2nd day of February, 1999.

                                   MIDWEST BANCSHARES, INC.

                                   By /s/ William D. Hassel
                                      -----------------------------------------
                                      Its President and CEO



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    The  undersigned  have  executed  this Letter  Agreement  for the purpose of agreeing in their individual capacities to provisions of items 2 and 3 above.

    William D. Hassel, individually

    /s/ William D. Hassel
    ---------------------

Dated: February 2, 1999

    Robert D. Maschmann, individually

    /s/ Robert D. Maschmann
    -----------------------

Dated: February 2, 1999



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